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                       [LETTERHEAD OF PARSON & BROWN LLP]

                                                              January 7, 1998

U.S.B. Holding Co., Inc.
100 Dutch Hill Road
Orangeburg, New York 10962

                  RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by U.S.B. Holding Co., Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on or about January 7, 1998, in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of 250,000 shares of your Common Stock (the "Shares") in connection with the U.S.B. Holding Co., Inc. Employee Stock Ownership Plan (With 401 (k) Provisions) and the Union State Bank Key Employees' Supplemental Investment Plan (the "Plans"). As your legal counsel in connection with this transaction, we have examined the proceedings taken or proposed to be taken by you in connection with the issuance, sale and payment of consideration for the Shares to be issued in connection with the Plans.

        It is our opinion that, upon completion of the proceedings being taken or contemplated to be taken by the Company prior to the issuance and sale of the Shares to the Plans, the Shares, when issued and sold in the manner referred to in the Plans, will, upon full payment therefor in cash, be legally and validly issued, fully paid and nonassessable.



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U.S.B. Holding Co., Inc.              -2-                       January 7, 1998

        We consent to the use of this opinion as an exhibit to the Registration Statement and any subsequent amendment thereto.

                                                              Very truly yours,



                                                              PARSON & BROWN LLP

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